Exhibit 99.1

Scott Kirby

Chief Executive Officer

September 18, 2020

The Honorable Steven Mnuchin	The Honorable Nancy Pelosi
Secretary	Speaker
U.S. Department of Treasury	U.S. House of Representatives
Washington, D.C. 20220	Washington, D.C. 20515

The Honorable Kevin McCarthy	The Honorable Mitch McConnell
Minority Leader	Majority Leader
U.S. House of Representatives	U.S. Senate
Washington, D.C. 20515	Washington, D.C. 20510

The Honorable Charles Schumer
Minority Leader
U.S. Senate
Washington, D.C. 20510

Secretary Mnuchin, Speaker Pelosi, Leader McCarthy, Leader McConnell and Leader Schumer:

On behalf of the 87,000 aviation professionals of United Airlines, we are joining together to respectfully urge a restart of critical negotiations on Covid-19 legislation to include a clean 6-month extension of the very successful Payroll Support Program (PSP) for airline employees. Without additional funding for the PSP grants, up to 16,000 members of the United family are at risk of involuntary furloughs beginning October 1st. Continuation of this critical program would prevent the furloughs and provide additional time for the industry to reach recovery without losing our colleagues to involuntary furloughs.

Unfortunately, the Covid-19 crisis has been deeper and longer than any of us expected. In March, Congress and the Administration joined together to pass the CARES Act which included critical support for the US aviation industry. Thank you for your efforts and support. The Payroll Support Program for passenger airlines has been very successful, directly supporting airline employees and preventing airlines from having to involuntarily furlough employees at the lowest possible point of the Covid-19 crisis. In March, we all hoped for a quick recovery from the economic impact of the virus but as we have learned, it is unlikely the aviation industry will see significant return of passengers until a vaccine is widely available to the public and international markets reopen to travel. Because of the continuing impact of the virus, extending the PSP grant program by September 30th is critical to saving tens of thousands of aviation jobs at US airlines. Importantly, Senators and Representatives of both parties have overwhelmingly signaled their support for a clean PSP extension to save aviation jobs.

We recognize the severe impact the virus is having on our entire economy and the need for support touches many other individuals, organizations and programs. Assistance now can help to lessen the long-term impact to the economy and ultimately speed recovery. The aviation industry is a critical driver of the larger economy, moving people and goods for business and pleasure; connecting communities of all sizes to the world and supporting good-paying professional careers for hundreds of thousands of Americans. The sooner Congress and the Administration can come together again and reach an agreement, the better United and the entire industry’s chances of keeping employees and returning the economic benefits we provide for the larger economy.

Scott Kirby

Chief Executive Officer

As company and union leaders at United, we have worked together to reach important agreements to reduce the impact on employees as much as possible but without additional government support, involuntary furloughs will be unavoidable. Through the remainder of the third quarter 2020, we expect passenger demand to be down over 70% and revenue down 85% from 2019 levels. To survive the crisis with such low demand, we have also raised billions of dollars in the private capital markets. In the midst of these unprecedented, dire circumstances, United has continued to serve more than 99% of the domestic markets that we served before the pandemic.  And, we have added more than 5,000 cargo-only flights to ensure that goods, including essential medical equipment, can get to those communities that need them.

Getting through this crisis will continue to require cooperation and sacrifice from everyone. We respectfully urge an urgent return to negotiations and an agreement for aviation workers and the larger economy.

Sincerely,

Captain David Bourne Director, Airline Division International Brotherhood of Teamsters	Ken Diaz MEC President United Airlines Master Executive Council Association of Flight Attendants – CWA	Captain Todd Insler Chairman United Master Executive Council Air Line Pilots Association, Intl.

Sito Pantoja General Vice President International Association of Machinists and Aerospace Workers	Craig Symons President Professional Airline Flight Control Association